BEHRE DOLBEAR
founded 1911 MINERALS INDUSTRY ADVISORS

COMSTOCK MINING INC.

TECHNICAL REPORT ON THE COMSTOCK MINE PROJECT VIRGINIA CITY, NEVADA, USA

LATITUDE 39.27389° NORTH
LONGITUDE 119.66886° WEST

(BEHRE DOLBEAR PROJECT 11-219)

30 SEPTEMBER 2011

PREPARED BY:

MR. JOSEPH KANTOR
MR. MIKE MARTIN
DR. ROBERT CAMERON
MR. MARK ANDERSON

BEHRE DOLBEAR & COMPANY (USA), INC.
999 Eighteenth Street, Suite 1500
Denver, Colorado 80202
(303) 620-0020

1.0 SUMMARY

1.1 PROPERTY DESCRIPTION AND OWNERSHIP

As of September 30, 2011, the Comstock Mine Project consists of 6,099 acres of active mining claims in the Comstock and Silver City Mining Districts. The acreage is comprised of 999 acres of patented claims (private lands) and 5,100 acres of unpatented claims, Bureau of Land Management (BLM) administered. A complete list of all the claims is given in Appendix 1.0.

The Comstock Mine Project is 100% owned or controlled by Comstock Mining Inc. (Comstock Mining). The property is located in Storey and Lyon Counties, Nevada, adjacent to and extending south from Virginia City, Nevada, 30 miles southeast of Reno, Nevada. Access to the property is by State Route 342, a paved, all-season road. The Project includes seven primary areas: the Lucerne and Dayton Resource Areas and the Spring Valley, Occidental, Oest, Northern, and Northern Extension exploration targets.

The Lucerne Resource Area represents the largest classified gold and silver resource in the Comstock Mine Project and contains the previously mined Lucerne, Hartford, and Billie the Kid pits, the historic Justice, Keystone, and Woodville underground mines and a gold and silver mine infrastructure with an existing heap leach and processing facility that has been redesigned and will be reconstructed and expanded to accommodate new ore.

The Dayton Resource Area represents the Company's second largest classified gold and silver resource in the Comstock Mine Project and includes the historic Dayton, Alhambra, and Kossuth Mines.

The Spring Valley Resource Area includes the site of the Company's 2009 discovery hole.

Figure 1.1 illustrates the Comstock Mine Project land holdings. The topography base map is the USGS Virginia City, 7½-minute quadrangle sheet, 1:24,000 scale, and portions of the Flowery Peak, New Empire, and Dayton quadrangle sheets. Individual land leases, patents, or mineral entry claims are color coded as per legend description.


Comstock Mine Project Claims
(Lyon, Storey, & Washoe Counties, NV) As of September 2011
Comstock Mining, Inc.
Base map: USGS Virginia City, Flowery Peak, New Empire, & Dayton Quadrangles 7.5 minute Series
N
0
2,000
4,000
8,000
Feet
Patented Claims & Parcels
Comstock Mining Inc.
Northern Comstock JV
Fred Garrett
Golden Goose Mine LLC
RR & Gold
Unpatented Claims
Comstock Mining Inc.
Northern Comstock JV
James Obester
Renegade Mineral Holdings LLC
RR & Gold
New Daney

Figure 1.1. Comstock Mine Project land holdings
(**Source:** Comstock Mining, 2011)

1.2 OWNERSHIP CHANGES SINCE LAST NI 43-101 REPORT

Since the last technical report, published in August, 2010, Comstock Mining has further expanded and consolidated its land position in the Comstock district. The Company has opportunistically purchased mining patents and surface lots to further consolidate its controlled properties. Comstock Mining concluded specific transactions which were:

- Purchased five patents in the Lucerne Resource Area and six patents in the Occidental area from the Obester family. These patents were previously controlled through a mining lease. The purchase also reduced the production royalty to the Obesters to 1% NSR, from as much as 10%.

- Purchased nine patents and twelve unpatented claims in the Lucerne Resource Area from the estate of Michael Donovan. These claims were previously controlled though a mining lease. The purchase also reduced the production royalty to the Donovan estate to 1.5% NSR, from as much as 4%.

- Acquired mineral rights to properties owned by DWC, Sutro Tunnel Company, and Virginia City Ventures through formation of the Northern Comstock Joint Venture (NCJV). The DWC and Sutro properties were previously controlled through a letter of intent. The purchase also eliminated pre-production royalties, from as much as 3%.

- Exercised an option to purchase the Metropolitan patent and two unpatented claims in the Dayton Resource Area from Ida Consolidated Mines.

- Exercised an option to acquire the Oest property, consisting of eight patents and six unpatented claims, from Genco Resources Ltd and Rule Nevada Inc. This property occupies a strategic area between the Lucerne and Dayton Resource Areas.

- Exercised an option to purchase the Dondero parcels in Spring Valley, the site of the Company's 2009 discovery hole.

- Purchased several private parcels with surface rights

  a) north and west of the current plant site, from Railroad and Gold, LLC – currently in escrow
  b) at the intersection of State Route 342 and the access road to the mine office, known as the "White House" parcel, from Railroad and Gold, LLC – currently in escrow
  c) along State Route 342 to the east of the Lucerne pit, from Bowers and Tierney – currently in escrow

1.3 GEOLOGY

The Comstock District is located within the western portion of the Basin and Range Province of Nevada, between Reno and Carson City. The majority of the epithermal ore bodies occur as veins, breccia zones, and stockwork veinlets hosted in three major structural zones: the northeast striking, southeast dipping Comstock and Occidental fault zones, and the northwest striking, northeast dipping Silver City fault zone. The principal host rocks are Miocene-aged volcanics, volcanoclastic units, and various phases of quartz

diorite/quartz porphyry to andesite porphyry as stocks, dikes, and plugs. Mineralization is related to several overlapping, superimposed hydrothermal events, with both high and low sulfidation styles of alteration. Some of the magmatic events were directly associated with hydrothermal activity.

Because of the Comstock District's historic significance during the Nevada Silver Rush, the American Civil War and its world-class bonanza precious metal grades, the geology is well known and has been studied in detail by many researchers. Detailed surface mapping and the careful logging of reverse circulation drill chips and diamond drill core and significant re-interpretations of historic data by the Comstock Mining staff have enhanced their understanding of the Comstock Mine Project geology.

Placer gold deposits were discovered in 1850, and the lode gold-silver deposits were discovered in 1859. Since 1950, production has been intermittent. Prior to 1965, over 8.2 million ounces of gold and over 192 million ounces of silver were produced (Bonham, 1969).

1.4 MINERALIZATION

Mineralization within the project drill area is gold enriched, with silver to gold ratios of approximately 10:1. This compares to ratios of silver to gold of 100:1 over the historic Comstock bonanza ore bodies. Gold and silver mineralization in the project area typically occurs within late-stage manganiferous calcite-quartz and drusy quartz filling faults, fractures, breccia zones, and stockwork veinlets. Drilling results show that precious metal mineralization is strongly related to cockscomb and vuggy quartz veining, with or without limonite, and locally can have a high percentage of disseminated goethite after pyrite. Coarse, bladed calcite may or may not occur in quartz-mineralized zones, but drusy quartz and micro calcite veining occurring together has been a visual indicator of elevated gold-silver grades during geologic logging of the drill holes.

Drilling has outlined gold and silver mineralization over a strike distance in excess of 1 mile, with in-fill drilling on 50- to 70-foot centers over 0.6 of a mile. The bulk of the detailed drilling is in the Lucerne, Hartford, and Justice areas, a lateral distance over 0.6 mile. Substantial wider-spaced exploration drilling has outlined significant open-ended mineralization on the East Side target of the Lucerne Resource Area and at the Dayton Resource Area. Mineralization is open-ended to the north and south along strike and down dip to the east.

1.5 STATUS OF EXPLORATION, DEVELOPMENT, AND OPERATIONS

After studying all of the information provided by Comstock Mining, including the vertical geologic and block model cross-sections through the Lucerne Expanded Mine area and the Dayton Resource Area, the author believes that further drilling outside the currently drilled area is likely to result in developing substantial additional resources.

The potential for substantial additional resources, based upon the presence of underground workings, mineralized outcrops, projections of mineralized structures, geologic mapping, new ground magnetic studies, and recent drilling, is particularly encouraging northward in the area Comstock Mining terms the "Northern Extension," in the area northeast of the Lucerne pit termed the East Side zone, southward in the Dayton (Dayton-Alhambra-Kossuth) area and further south in the Spring Valley area.

The "Northern Extension" hosts significant "historic resources" and remains an under-explored area. The recent East Side drilling has encountered significant open-ended mineralization down dip of the Lucerne

zone, where it intersects with mineralized northeast striking structures and newly-recognized northwest striking structures.

Similarly, the Dayton zone has proven to host thick zones of continuous mineralization that is open-ended along strike and perhaps down dip. South of the Dayton resource, in the Spring Valley area, preliminary drilling intersected "ore-grade" gold mineralization along the extension of the Silver City fault zone.

To date, Comstock Mining has completed development drilling in the Lucerne and Dayton Resource Areas, preliminary mine planning and operational planning for the Lucerne Starter Mine, and has undertaken considerable permitting work for commencing production in the Starter Mine and expanding exploration in both Storey and Lyon Counties. Starter Mine operations on privately held land are expected to get under way late in 2011 or early in 2012.

1.6 MINERAL RESOURCE AND RESERVE ESTIMATES

1.6.1 Drilling, Sampling, and Assaying

A total of 1,572 reverse circulation (RC) and 23 core holes, drilled in the Lucerne and Dayton Resource Areas by Comstock Mining and their predecessors (Table 1.1), have defined mineral resources at the Lucerne and Billie the Kid open pits, together with those along strike and down dip. Sampling was undertaken using a wet rotary splitter. Two equal splits plus duplicates on 100-foot intervals were collected, with the samples being secured with good chain of title from the drill site to the primary assay laboratory. For the Comstock Mining exploration and development campaigns, all drilling, surface and downhole surveying, hole abandonment, geologic logging, sampling, and assays were performed to industry-recognized standards. Eight HQ and PQ size core holes were drilled primarily for metallurgical and geotechnical purposes.

TABLE 1.1
TABULATION OF ALL PROJECT DRILLING THROUGH AUGUST 19, 2011

Area or Drill Series	Number of RC Drill Holes	RC Footage	Number of Core Drill Holes	Core Footage
October 2010 through August 2011				
Dayton Resource Area	62	27,646	2	1,106
Lucerne Resource Area	303	94,840	13	2,477
Other Drilling	9	6,225		
Subtotal Comstock Mining – October 2010 through August 2011	**374**	**128,711**	**15**	**3,584**
December 2007-Spring 2010				
Spring 2010	51	29,913	8	2,052
2009 (K09, P09, SV09)	31	16,940		
E08 (2008)	45	23,150		
L08 (57+) and K08	41	22,685		
L07-L08 (through 56)	65	29,995		
Subtotal Comstock Mining – December 2007 to Spring 2010	**233**	**122,683**	**8**	**2,052**
Previous Programs (1975 – 2007)	**965[1]**	**163,412**		
Total Drill Holes in Database	**1,572**	**414,806**	**23**	**5,636**

[1]Includes 252 Dayton-Alhambra-Kossuth drill holes

During the 1970s through 1990s, drilling was accomplished by a combination of angle core and conventional rotary, in-fill air track, and RC twin and exploratory drill holes.

1.7 RESOURCE AND RESERVES

1.7.1 Resource

Based on a gold cutoff of 0.007 ounce per ton, the estimated Measured and Indicated Resources for the Lucerne Resource Area are approximately 42,930,000 tons, with an average gold grade of 0.030 ounce per ton and an average silver grade of 0.293 ounce per ton. The estimated Measured and Indicated Resources for the Dayton Resource Area are approximately 8,330,000 tons, with an average gold grade of 0.029 ounce per ton and an average silver grade of 0.213 ounce per ton. The total Measured and Indicated Resources at the Comstock Mine Project are approximately 51,260,000 tons, with an average gold grade of 0.029 ounce per ton and an average silver grade of 0.280 ounce per ton.

There is an additional Inferred Resource of 24,990,000 tons in the Lucerne Model, with an average gold grade of 0.027 ounce per ton and an average silver grade of 0.196 ounce per ton, and 8,590,000 tons in the Dayton Model, with an average gold grade of 0.024 ounce per ton and an average silver grade of 0.131 ounce per ton. The total Inferred Resources at the Comstock Mine Project are approximately 33,580,000 tons, with an average gold grade of 0.026 ounce per ton and an average silver grade of 0.179 ounce per ton. The estimated in-situ resources for the Comstock Mine Project are shown in Table 1.2.

TABLE 1.2 COMSTOCK MINE PROJECT RESOURCE SUMMARY					
	Tons[1]	Au (opt)	Ag (opt)	Total Au (ounces)	Total Ag (ounces)
Measured Resource	27,610,000	0.030	0.314	828,000	8,660,000
Indicated Resource	23,650,000	0.029	0.241	680,000	5,700,000
Total Measured and Indicated[2]	51,260,000	0.029	0.280	1,508,000	14,360,000
Inferred Resource	33,580,000	0.026	0.179	881,000	6,030,000

[1]Resource total based on a gold cutoff of 0.007 ounces per ton
[2]Rounding differences may occur

The author believes that the resource model estimates and classifications are appropriate and NI 43-101 Technical Report compliant.

1.7.2 Reserves

Proven or Probable Reserves cannot be stated under NI 43-101 Technical Report requirements at this time. Comstock Mining is currently working toward completing the elements of a pre-feasibility study for the Starter Mine. The necessary mine design work, metallurgical testing, cost and capital estimation, and permitting are required to create a NI 43-101-compliant reserve.

1.8 MINING METHODS

The Comstock Mine Project will be a hard rock operation, mined by one or more open pits, encompassing several of the previously mined smaller pits and some of the old underground workings. Underground mining will be evaluated, when the economics are favorable, for deeper orebodies.

Mining in the Lucerne Resource Area will proceed in multiple phases. The first phase, called the "Starter Mine," will be entirely on patented (private) land controlled by Comstock Mining. This allows for accelerated mining and heap leaching within current permitted boundaries. Comstock Mining has selected and ordered the crushing facilities, a redesigned and expanded Merrill Crowe processing facility, and the mining equipment fleet for the Starter Mine operation. Production activities for the Starter Mine are scheduled to begin in late 2011 or early 2012.

Concurrent with planning, construction, and ramp-up production of the Starter Mine, development drilling and detailed mine planning will proceed for the "Expanded Mine" phases. The additional phases will expand mining operations incrementally from the Starter Mine onto federal lands and additional patented claims, providing additional ore for heap leaching and potentially milling. The Expanded Mine phases require additional permitting, and eventual realignment of State Route 342.

1.9 PROJECT ECONOMICS

Preliminary project economics calculated for the previous, much smaller, resource were very favorable, with a rate of return in excess of 50%. Project economics have not yet been calculated for the new, much larger, resources (with the same gold grade as the previous resource), but the economics for the larger resources are expected to be at least as favorable as those for the smaller resource, with a much longer mine life.

Comstock Mining's current focus is on a sustainable Starter Mine operation located on privately-held lands. Comstock Mining expects to start production activities in late 2011 or early 2012, depending mainly on the timing of approval of a new Air Quality permit by the Nevada Department of Environmental Protection (NDEP).

1.10 CONCLUSIONS

The author believes the Comstock Mine Project represents a well-explored, epithermal, precious metal deposit within a world-class mining district. The deposit is hosted in structurally prepared rocks within the northwest striking, northeast dipping Silver City fault zone. Grades and extent of mineralization are enhanced where this fault zone is intersected by east-west and northeast striking faults. The geology of the project area is well described and understood through vigorous surface mapping and drill hole logging. The density of geologic data is high, and the reliability is excellent, particularly in the various Starter Mine areas. Additional drilling is required in the Expanded Mine area.

Drilling and assaying followed accepted industry-standard methods, and the evaluation of QA/QC results is very good. Additional Project needs include continued in-fill drilling in the Expanded Mine area, continuation of a geotechnical/metallurgical large-diameter drill core program in the Dayton Area, completion of an EIS, and re-location of a state route. Exploration opportunities to expand the known mineralization down-dip and along strike to the north, south, and northeast are still good and have the potential of adding considerably to the estimated Measured and Indicated Resource.

1.11 RECOMMENDATIONS

1.11.1 Geology and Mineral Resources

- For the Starter Mine, Comstock Mining should complete at least a preliminary pre-feasibility study to confirm capital and operating costs and thus calculate reserves that conform to NI 43-101 Technical Report requirements. When mine plans are complete for the Expanded Mine phases, a preliminary pre-feasibility study of those plans would allow NI 43-101 conforming reserves to be recalculated to include the additional phases.

- In the Spring Valley area, based upon the present magnetic interpretation, the best mineralization should exist at the intersections of the magnetic low trend and the northeast striking faults. Thus, trenches should be cut across such intersections and over the discovery drill hole SV-09-05. A better understanding of the geology of the Spring Valley area can be gained by exposing bedrock using these techniques.

- As the Comstock Mine Project is an advanced exploration project, the author believes it is not necessary to recommend an exploration budget. However, Comstock Mining has indicated that their expected 2012 budget will be in the range of $4 million to $5 million. The author opines that this should be sufficient for necessary in-fill drilling; continued exploration drilling at East Side, Dayton, and an initial program for the Spring Valley target; and condemnation drilling necessary around the mining areas.

1.11.2 Mining

- Comstock Mining commissioned Sierra Geotechnical to carry out a slope stability analysis. At Sierra Geotechnical's direction, Comstock Mining drilled three oriented core

holes in the last year, and provided the core to Sierra Geotechnical for analysis. Their report was received in June 2011, and their slope angle recommendations should be used in future pit designs.

- Comstock Mining should carefully evaluate whether additional geotechnical core holes are necessary for their Expanded Mine scenarios and for the Dayton Resource Area, and follow through if more holes are needed.

1.11.3 Processing

- A mining plan, indicating the volumes of each rock type mined per year, along with head grades and anticipated metallurgical recoveries, should be developed and assembled into a model of the heap leach recoveries, utilizing the kinetic data obtained from contemporary column leach tests of each rock type.

1.11.4 Permitting

- Comstock Mining should complete and submit a Plan of Operations for the Expanded Mine in the Lucerne Resource Area, including in-fill drilling on the East side, establishing alternatives for realigning State Route 342, and designing a new or expanded processing facility.

- Comstock Mining should move expeditiously toward planning and completing an Environmental Impact Statement (EIS) for the expansion towards production from the Expanded Mine phases.